                                                                    EXHIBIT 3.13

                            CERTIFICATE OF FORMATION
                                       OF
                            EL SEGUNDO POWER II LLC

         The undersigned, being a natural person 18 years of age or older and for the purpose of forming a limited liability company for general business purposes under the Delaware Limited Liability Act, hereby adopts the following Certificate of Formation:

         1. Name: The name of the limited liability company is El Segundo Power II LLC.

         2. Registered Office: The address of the registered office of the limited liability company is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. Organizer: The name and address of the sole organizer of the limited liability company is James J. Bender, NRG Energy, Inc., 901 Marquette Avenue, Suite 2300, Minneapolis, Minnesota 55402.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of El Segundo Power II LLC this 13th day of November, 2000.

                                                        /s/ James J. Bender
                                                        ------------------------
                                                        James J. Bender
                                                        Authorized Person